Exhibit 99.2

LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

Offer to Exchange
Each Outstanding Share of common stock of

Belpointe REIT, Inc.

For

1.05 Class A Units of Belpointe PREP, LLC,

by

BREIT Merger, LLC
a wholly owned subsidiary of

Belpointe PREP, LLC

(upon the terms and subject to the conditions described in the offer to exchange and this letter of transmittal)

THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, AT THE END OF MAY 27, 2021 UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY NOT BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

April 28, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Belpointe PREP, LLC, a Delaware limited liability company (“Belpointe PREP”), through its wholly owned subsidiary BREIT Merger, LLC, a Delaware limited liability company (“BREIT Merger”), is offering, upon the terms and subject to the conditions set forth in the offer to exchange and in this letter of transmittal, to exchange for each outstanding share of common stock of Belpointe REIT, Inc., a Maryland corporation (“Belpointe REIT”), par value $0.01 per share (the “Belpointe REIT common stock,” “common stock,” “Belpointe REIT shares,” or “shares”), validly tendered in the offer 1.05 Class A units representing limited liability company interests of Belpointe PREP (the “Belpointe PREP Class A units,” “Class A units” or “units”), with any fractional Class A units rounded up to the nearest whole unit.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, AT THE END OF MAY 27, 2021 UNLESS THE OFFER IS EXTENDED OR TERMINATED.

For your information and for forwarding to your clients for whose accounts you hold shares of Belpointe REIT common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.                   the offer to exchange;

2.                   the related letter of transmittal for your use in accepting the offer and tendering shares of Belpointe REIT common stock and for the information of your clients; and

3.                   a printed form of letter which may be sent to your clients for whose accounts you hold shares of Belpointe REIT common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Neither Belpointe PREP nor BREIT Merger will pay any commissions or fees to any broker, dealer or other person, other than to Securities Transfer Corporation, as the exchange agent, and other persons as may be described in the section of the offer to exchange titled “The Offer—Fees and Expenses,” for soliciting tenders of shares of Belpointe REIT common stock pursuant to the offer. Upon request, Belpointe PREP will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the email and addresses set forth in the offer to exchange.

Very truly yours,
Belpointe PREP, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF BELPOINTE PREP, BREIT MERGER, BELPOINTE REIT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.